NEWS RELEASE

FOR IMMEDIATE RELEASE                             Contact:    Reid Cox
November 8, 2007                                              Investor Relations
                                                              916-786-1799
                                                              r.cox@surewest.com


               SUREWEST REPORTS CORRECTIONS TO THIRD QUARTER 2007
                                EARNINGS RELEASE


(ROSEVILLE, CALIFORNIA)--Leading independent telecommunications holding company SureWest Communications (NASDAQ: SURW) announced operating results yesterday for the quarter ended September 30, 2007. The press release contained certain typographical errors in the discussion of highlights for the third quarter of 2007 compared to the third quarter of 2006 and in the accompanying financial statements reporting Selected Operating Metrics. Specifically, the press release reported that 11,364 fiber marketable homes were added since the third quarter of 2006. In fact, 12,073 fiber marketable homes were added since the third quarter of 2006. In addition, certain figures in the Selected Operating Metrics table were erroneously reported and are corrected as set forth below.

Selected Operating Metrics for the quarter ended September 30, 2007


                                              As of and for the quarter ended,

                                              Sept 30      Sept 30       Sept 30       Sept 30        Pct           Pct
                                               2007          2007         2006          2006         Change        Change
                                            ------------  -----------  ------------  ------------  -----------  -------------
                                                (as                        (as                          (as
                                            previously       (as       previously       (as         previously        (as
                                             reported)    corrected)    reported)    corrected)     reported)     corrected)
BROADBAND
Total marketable homes                          189,852      189,852       188,011       184,223         1.0%           3.1%
Total marketable homes penetration                30.0%        30.0%         26.3%         26.9%        13.8%          11.5%
Fiber marketable homes (6)                      108,656      108,656        99,969        96,181         8.7%          13.0%
Fiber marketable homes penetration                25.2%        24.3%         22.9%         22.9%         9.7%           6.0%


      (6) Fiber marketable homes includes MDU's of 2,158 and 1,756 for 2007 and 2006, respectively.

The revised press release and financial statements for the third quarter of 2007 are attached hereto in full.

NEWS RELEASE

FOR IMMEDIATE RELEASE                             Contact:    Reid Cox
November 8, 2007                                              Investor Relations
                                                              916-786-1799
                                                              r.cox@surewest.com


                   SUREWEST REPORTS THIRD QUARTER 2007 RESULTS
                     Broadband Segment Posts Strong Results


(ROSEVILLE, CALIFORNIA)--Leading independent telecommunications holding company SureWest Communications (NASDAQ: SURW) announced operating results today for the quarter ended September 30, 2007. Highlights for the third quarter of 2007 compared to the third quarter of 2006 include:

o Consolidated revenues from continuing operations decreased 2% as strong Broadband performance substantially offset anticipated declines in Telecom and Wireless segment revenues

      o Broadband segment revenues grew 15%, total RGUs increased 13% and ARPU increased $1.12 to $77.24

      o     Broadband segment achieved second consecutive quarter of positive
            EBITDA

      o     Broadband segment revenues increased to 34% of total revenues from
            29%

o Consolidated income from continuing operations decreased by $76 thousand; from $812 thousand in the third quarter of 2006 to $736 thousand in the third quarter of 2007, as a result of Broadband performance substantially replacing declining Telecom access line profitability

o 12,073 fiber marketable homes were added since the third quarter of 2006, while total marketable homes penetration increased to 30% from 27%

"For the past several years we have been upgrading and expanding the network as well as diversifying the revenue streams across our high-speed platform," said Steve Oldham, SureWest's president and chief executive officer. "This successful transformation from a traditional provider of voice products into a leading edge provider of a broad array of services is evident in the third quarter results, with 15% Broadband revenue growth and 16% Broadband business access line growth helping to offset anticipated access line declines in the telephone businesses."

Operational Highlights

Marketable Homes
Compared to the third quarter of 2006, 11,364 fiber marketable homes have been added while, total marketable homes penetration increased to 30% from 27%. The increase in fiber marketable homes is a result of the continued expansion and upgrading of the fiber footprint into regions with the potential to achieve greater than 35% penetration.

Data, Video and Voice


                                        Y-O-Y comparison        Q-O-Q comparison
                                     ---------------------    ---------------------
                           3Q07        3Q06       Change        2Q07       Change
                         ---------   ---------------------    ---------------------
Broadband
  Data RGUs                 60,756      52,777          15%      59,792           2%
  Video RGUs #              20,155      18,578           8%      19,794           2%
  Voice RGUs                19,835      17,729          12%      19,747           0%
  Total Broadband RGUs     100,746      89,084          13%      99,333           1%
ILEC
  Voice access lines       116,914     126,349          -7%     120,969          -3%
------------------------------------------------------------------------------------

# A minor downward adjustment has been made to the Broadband Video RGUs for the second quarter of 2007. No adjustments were made to the 2006 third quarter counts.

Data
The Data revenue generating unit (RGU) increase of 15% year-over-year indicates a growing demand for SureWest's high-speed data services.

"The continued growth in data RGUs supports our strategy to expand our advanced fiber network," said Oldham. "Our customers' ability to access bandwidth intensive services across this hyper-speed fiber network is what differentiates us from our competition."

Video
Video RGUs increased 8% year-over-year as a result of strong acceptance of SureWest's superior customer experience. The launch of a dual tuner high definition (HD) digital video recorder (DVR) will be a vital addition to the video product line and is expected to accelerate video RGU growth. Video RGUs increased 2% compared to the preceding quarter.

"We currently have over 20 beta testers reviewing our DVR and the progress has been excellent," Oldham said. "The quality of this integrated HD DVR is amazing and we expect a full launch before the end of the year.

"In response to customer demand, we are also excited to announce yet another increase to our HD channel lineup. We previously mentioned a boost from 26 to nearly 40 HD channels by the end of November. We now anticipate growing that number by the end of 2007."

Voice
Broadband residential voice RGU growth of 12% from the prior year was a result of strong demand for voice as one of multiple services on the fiber platform.

As expected, residential access lines in the ILEC territory decreased by 7% year-over-year to 116,914 at the end of the third quarter of 2007, due to recently introduced competition in addition to the continuing migration of secondary access lines to alternative platforms. Trends are indicating that access line loss to competition has lessened following a peak in the July and August timeframes.

Broadband business access lines increased 16% year-over-year to 2,791 in the third quarter of 2007.

"We are seeing the benefits of our efforts to upgrade the network and diversify revenue streams to offset anticipated access line losses," Oldham said. "Growth areas such as our broadband triple-play and business services customized for small-to-medium-sized enterprises are already substantially offsetting declines in access lines and positioning the company for robust growth."

Wireless
Wireless subscribers declined by 3% year-over-year to 50,809 at the end of the third quarter of 2007, due in part to the termination of pre-paid calling plans designed to migrate customers to post-paid contracts, as well as an overall maturing of this market as customer penetration rates begin to plateau. The Company continues to focus on the retention and growth of the contract customer subscriber base through improved dealer channels and new marketing promotions.

Financial Highlights

Consolidated revenues from continuing operations decreased 2% year-over-year to $51.6 million in the third quarter of 2007, with strength in growth segments substantially offsetting declines in the Telecom and Wireless segments.

The Broadband segment revenue increase in the third quarter of 2007 compared to the prior year quarter was due to growth in subscribers and RGUs from the targeted expansion of the fiber network. Average revenue per customer (ARPU) for the Broadband segment increased by $1.12 year-over-year to $77.24 in the third quarter of 2007 reflecting an increase in the average number of services purchased by subscribers. The declines in the Telecom segment revenues are consistent with the expected decline in telecom access lines from replacement technologies and the initial impact of access line loss to competition.

Periodic National Exchange Carrier Association (NECA) cost of service studies for the Telecom segment can result in adjustments to revenues for some intrastate services. Third quarter 2007 revenues were decreased by $0.1 million associated with such cost studies, compared to an increase of $0.2 million for the third quarter of 2006, and the increase of $0.7 million for the second quarter of 2007.

The declines in the Wireless segment revenues are a result of a reduction in overall subscribers and a decrease in equipment revenue resulting from decreases in the average selling price per handset and in the quantity of handsets sold. However, these were partially offset by an increase in feature revenues. ARPU for the Wireless segment remained essentially unchanged year-over-year at $49.71.

Operating expenses, exclusive of depreciation and amortization, increased 4% year-over-year to $35.5 million in the third quarter of 2007. Cost of Services and Products expense increased due primarily to the costs associated with growth in the Broadband subscriber base and network. Customer operations and selling expense increased primarily due to additional brand advertising, which will provide the Company with market exposure. The increase in General and Administrative expenses resulted from consulting and advisory costs related to strategic and outsourcing initiatives. The decline in costs associated with freezing the Company's defined benefit plan were partially offset by the enhancement of other employee benefit programs as SureWest continues to aggressively reduce costs while providing compensation plans designed to foster superior employee performance and job satisfaction.

Depreciation and amortization decreased by 7% year-over-year to $14.3 million in the third quarter of 2007, resulting from an extension in the estimated useful lives for broadband network assets. This decrease was partially offset by an increase in expenses associated with the network expansion.


(Amounts in thousands)                    2007                         2006
                               --------------------------    --------------------------
                                  3Q07            YTD           3Q06            YTD
                               -----------    -----------    -----------    -----------
Operating EBITDA:
    Telecom                    $    17,056    $    51,117    $    19,460    $    55,566
    Broadband                           29             76           (267)        (3,624)
    Wireless                          (917)        (3,550)          (787)        (1,452)
                               -----------    -----------    -----------    -----------
      Total operating EBITDA   $    16,168    $    47,643    $    18,406    $    50,490


Consolidated operating earnings before interest, taxes, depreciation and amortization (defined as Operating EBITDA and reconciled to GAAP results in the accompanying tables) decreased by 12% year-over-year to $16.2 million in the third quarter of 2007 as a result of the previously described revenues and expenses. Despite the overall decrease in EBITDA, the Broadband segment achieved a second consecutive quarter of positive EBITDA.

Net income for the third quarter 2007 of $736 thousand decreased from $2.2 million a year earlier due to the impact of discontinued operations of $1.3 million from the directory operations.

Selected unaudited financial results by operating segment for the quarter ended September 30, 2007 are as follows:

(Amounts in thousands)
                                              Telecom     Broadband     Wireless    Eliminations  Consolidated
                                             ----------   ----------   ----------   ------------  ------------
Operating revenues from external customers   $   26,197   $   17,523   $    7,929                 $     51,649

Intersegment revenues                             6,004          377          766        (7,147)            --
                                             ----------   ----------   ----------   -----------   ------------

Total revenues                                   32,201       17,900        8,695                       51,649

Cost of services and products                     7,909       10,840        5,843        (6,204         18,388

Customer operations and selling                   3,099        3,732        2,540          (739          8,632
                                             ----------   ----------   ----------   -----------   ------------
Contribution margin                          $   21,193   $    3,328   $      312                 $     24,629

General and administrative                                                                               8,461
                                                                                                  ------------
Operating EBITDA                                                                                        16,168
                                                                                                  ------------

Capital Expenditures

Consolidated capital expenditures totaled $34.4 million for the nine months ended September 30, 2007, a 7% reduction over the same period in the prior year. The Company continues to focus its capital expenditures on its targeted network build and success-based capital associated with increased penetration and ARPU on the existing network. Capital expenditures for 2007 are expected to be approximately $53 million, which is consistent with the 2006 levels. At the current level of new real estate development in or near its footprint, the Company believes it has two to three years remaining on its opportunity to selectively upgrade its copper platform in the ILEC to fiber, and to complete current network expansion plans.

Conference Call and Webcast
SureWest Communications will provide details about its results and business strategy on Wednesday, November 7, 2007 at 12:00 p.m. Eastern Time. A simultaneous live webcast of the call will be available at www.surw.com and will be archived shortly after the conclusion of the call. Additionally, a telephone replay of the call will be available through Wednesday, November 14, 2007 by dialing (888) 286-8010 and entering passcode 99282036.

About SureWest

Serving the Northern California region for more than 90 years, SureWest Communications (www.surewest.com) is one of the nation's leading integrated communications providers, and is the bandwidth leader in the markets it serves. SureWest's bundled offerings include an array of advanced IP-based digital video, high-speed Internet, local and long distance telephone, and wireless PCS. SureWest's fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps. Its copper platform provides IP-based digital video, digital voice and DSL broadband and is in the process of being upgraded to fiber in select areas to increase the number of revenue generating units available in those markets.


Safe Harbor Statement

Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

                                       ###

                             SUREWEST COMMUNICATIONS
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)
                (amounts in thousands, except per share amounts)


                                                                 Quarter Ended         Quarter Ended          %
                                                               September 30, 2007    September 30, 2006    Change
                                                               ------------------    ------------------    ------
Operating revenues:
    Telecom                                                    $           26,197    $           28,980      -10%
    Broadband                                                              17,523                15,225        15%
    Wireless                                                                7,929                 8,351       -5%
                                                               ------------------    ------------------    ------
      Total operating revenues                                             51,649                52,556       -2%

Operating expenses:
    Cost of services and products
      (exclusive of depreciation and amortization)                         18,388                18,016         2%
    Customer operations and selling                                         8,632                 8,116         6%
    General and administrative                                              8,461                 8,018         6%
    Depreciation and amortization                                          14,288                15,294       -7%
                                                               ------------------    ------------------    ------
      Total operating expenses                                             49,769                49,444         1%
                                                               ------------------    ------------------    ------

Income from operations                                                      1,880                 3,112      -40%

Other income (expense):
    Interest income                                                           777                   173       349%
    Interest expense                                                       (1,684)               (1,797)      -6%
    Other, net                                                               (147)                 (140)        5%
                                                               ------------------    ------------------    ------
      Total other income (expense), net                                    (1,054)               (1,764)     -40%
                                                               ------------------    ------------------    ------

Income from continuing operations before income taxes                         826                 1,348      -39%

Income tax expense (benefit)                                                   90                   536      -83%
                                                               ------------------    ------------------    ------

Income from continuing operations                                             736                   812       -9%

Discontinued operations, net of tax:
    Income from discontinuted operations                                       --                 1,345       100%
    Gain on sale of discontinued operations                                    --                    --        nm
                                                               ------------------    ------------------    ------
      Total discontinued operations                                            --                 1,345       100%
                                                               ------------------    ------------------    ------

Net income                                                     $              736    $            2,157      -66%
                                                               ==================    ==================    ======

Basic earnings per common share:
    Income from continuing operations                          $             0.05    $             0.06      -17%
    Discontinued operations, net of tax                                        --                  0.09       100%
                                                               ------------------    ------------------    ------
    Net income per basic common share                          $             0.05    $             0.15      -67%
                                                               ==================    ==================    ======

Diluted earnings per common share:
    Income from continuing operations                          $             0.05    $             0.06      -17%
    Discontinued operations, net of tax                                        --                  0.09       100%
                                                               ------------------    ------------------    ------
    Net income per diluted common share                        $             0.05    $             0.15      -67%
                                                               ==================    ==================    ======

Shares of common stock used to calculate earnings per share:
    Basic                                                                  14,459                14,546       -1%
                                                               ==================    ==================    ======
    Diluted                                                                14,507                14,609       -1%
                                                               ==================    ==================    ======

                            SUREWEST COMMUNICATIONS
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)
                (amounts in thousands, except per share amounts)


                                                               Nine Months Ended     Nine Months Ended        %
                                                               September 30, 2007    September 30, 2006    Change
                                                               ------------------    ------------------    ------
Operating revenues:
   Telecom                                                     $           79,807    $           84,276       -5%
   Broadband                                                               51,014                44,130        16%
   Wireless                                                                24,245                24,889       -3%
                                                               ------------------    ------------------    ------
     Total operating revenues                                             155,066               153,295         1%

Operating expenses:
   Cost of services and products
     (exclusive of depreciation and amortization)                          54,823                52,990         3%
   Customer operations and selling                                         25,862                24,963         4%
   General and administrative                                              26,738                24,852         8%
   Depreciation and amortization                                           42,351                44,764       -5%
                                                               ------------------    ------------------    ------
     Total operating expenses                                             149,774               147,569         1%
                                                               ------------------    ------------------    ------

Income from operations                                                      5,292                 5,726       -8%

Other income (expense):
   Interest income                                                          2,439                   353       591%
   Interest expense                                                        (4,783)               (5,106)      -6%
   Other, net                                                                (420)                 (519)     -19%
                                                               ------------------    ------------------    ------
     Total other income (expense), net                                     (2,764)               (5,272)     -48%
                                                               ------------------    ------------------    ------

Income from continuing operations before income taxes                       2,528                   454       457%

Income tax expense (benefit)                                                  (46)                  111     -141%
                                                               ------------------    ------------------    ------

Income from continuing operations                                           2,574                   343       650%

Discontinued operations, net of tax:
   Income from discontinuted operations                                       999                 4,417      -77%
   Gain on sale of discontinued operations                                 59,902                    --        nm
                                                               ------------------    ------------------    ------
     Total discontinued operations                                         60,901                 4,417      1279%
                                                               ------------------    ------------------    ------

Net income                                                     $           63,475    $            4,760      1234%
                                                               ==================    ==================    ======

Basic earnings per common share:
   Income from continuing operations                           $             0.18    $             0.02       800%
   Discontinued operations, net of tax                                       4.22                  0.30      1307%
                                                               ------------------    ------------------    ------
   Net income per basic common share                           $             4.40    $             0.32      1275%
                                                               ==================    ==================    ======

Diluted earnings per common share:
   Income from continuing operations                           $             0.18    $             0.02       800%
   Discontinued operations, net of tax                                       4.20                  0.30      1300%
                                                               ------------------    ------------------    ------
   Net income per diluted common share                         $             4.38    $             0.32      1269%
                                                               ==================    ==================    ======

Shares of common stock used to calculate earnings per share:
   Basic                                                                   14,441                14,567       -1%
                                                               ==================    ==================    ======
   Diluted                                                                 14,492                14,622       -1%
                                                               ==================    ==================    ======

                             SUREWEST COMMUNICATIONS
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                             (amounts in thousands)



                                                                         September 30,   December 31,
                                                                             2007            2006
                                                                        -----------------------------
ASSETS
    Current assets:
      Cash and cash equivalents                                         $      31,705   $       6,371
      Short-term investments                                                   31,449             695
      Accounts receivable, net                                                 24,448          22,014
      Inventories                                                               5,802           5,348
      Prepaid expenses                                                          4,952           4,275
      Deferred income taxes                                                     5,496           7,285
      Assets of discontinued operations                                            --           6,132
                                                                        -------------   -------------
    Total current assets                                                      103,852          52,120

    Property, plant and equipment, net                                        369,126         376,364

    Intangible and other assets:
      Wireless licenses, net                                                   13,566          13,566
      Goodwill                                                                  2,171           2,171
      Deferred charges and other assets                                         1,354           1,529
                                                                        -------------   -------------
                                                                               17,091          17,266
                                                                        -------------   -------------
                                                                        $     490,069   $     445,750
                                                                        =============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
      Current portion of long-term debt and capital lease obligations   $       3,642   $       3,642
      Accounts payable                                                          3,322           3,069
      Other accrued liabilities                                                19,567          20,529
      Current portion of contractual shareable earnings obligations             1,748           1,707
      Advance billings and deferred revenues                                    9,207           9,374
      Accrued income taxes                                                         --             345
      Accrued compensation and pension benefits                                 7,147           5,382
      Liabilities of discontinued operations                                       --           1,505
                                                                        -------------   -------------
    Total current liabilities                                                  44,633          45,553

    Long-term debt and capital lease obligations                              121,827         121,831
    Long-term contractual shareable earnings obligations                          280           1,891
    Deferred income taxes                                                      31,294          36,777
    Other liabilities and deferred revenues                                    12,755          13,922

    Commitments and contingencies

    Shareholders' equity:
      Common stock, without par value; 100,000 shares authorized,
        14,465 shares issued and outstanding at
        September 30, 2007 and December 31, 2006                              158,794         157,926
      Accumulated other comprehensive income                                      642             565
      Retained earnings                                                       119,844          67,285
                                                                        -------------   -------------
    Total shareholders' equity                                                279,280         225,776
                                                                        -------------   -------------
                                                                        $     490,069   $     445,750
                                                                        =============   =============

                             SUREWEST COMMUNICATIONS
                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (unaudited)
                             (amounts in thousands)



                                      Quarter Ended September 30, 2007               Quarter Ended September 30, 2006
                               Telecom   Broadband    Wireless     Consol     Telecom     Broadband    Wireless     Consol

Income/(loss) from
  continuing operations        $ 7,266   $  (4,074)   $ (2,456)        736    $  7,743    $  (4,466)   $ (2,465)   $    812

Add back: Income Taxes           4,625      (2,829)     (1,706)         90       5,369       (3,120)     (1,713)        536

Less: Other Income/(Expense)       612      (1,310)       (356)     (1,054)        (37)      (1,333)       (394)     (1,764)

Add back : Depreciation &
  Amortization                   5,777       5,622       2,889      14,288       6,311        5,986       2,997      15,294
                               -------------------------------------------    ---------------------------------------------


Operating EBITDA (1)           $17,056   $      29    $   (917)   $ 16,168    $ 19,460    $    (267)   $   (787)   $ 18,406
                               ===========================================    =============================================


(1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                             SUREWEST COMMUNICATIONS
                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (unaudited)
                             (amounts in thousands)



                                   Nine Months Ended September 30, 2007          Nine Months Ended September 30, 2006
                               Telecom   Broadband    Wireless     Consol     Telecom     Broadband    Wireless     Consol

Income/(loss) from
  continuing operations        $22,291   $ (11,604)   $ (8,113)   $  2,574    $ 21,489    $ (14,332)   $ (6,814)   $    343

Add back: Income Taxes          13,684      (8,092)     (5,638)        (46)     14,860      (10,014)     (4,735)        111

Less: Other Income/(Expense)     1,878      (3,532)     (1,110)     (2,764)       (294)      (3,818)     (1,160)     (5,272)

Add back : Depreciation &
  Amortization                  17,020      16,240       9,091      42,351      18,923       16,904       8,937      44,764
                               -------------------------------------------    ---------------------------------------------


Operating EBITDA (1)           $51,117   $      76    $ (3,550)   $ 47,643    $ 55,566    $  (3,624)   $ (1,452)   $ 50,490
                               ===========================================    =============================================


(1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                             SUREWEST COMMUNICATIONS
                           SELECTED OPERATING METRICS


                                            As of and for the quarter ended,
                                               Sept 30         Sept 30            Pct
                                                 2007            2006           Change
                                            ---------------------------------------------
LINE SUMMARY
Telecom access lines                             116,914         126,349             -7.5%
Broadband access lines (1), (5)                   22,626          20,135             12.4%
Total SureWest access lines                      139,540         146,484             -4.7%

TELECOM
Access lines                                     116,914         126,349             -7.5%
Voice-grade equivalents (2), (5)                 546,754         488,748             11.9%
Long distance lines                               57,105          56,774              0.6%
Long distance penetration                           48.8%           44.9%             8.7%

BROADBAND
DSL subscribers (5)                               36,214          32,760             10.5%
Fiber subscribers                                 26,838          22,423             19.7%
    Total subscribers (5)                         63,052          55,183             14.3%
Revenue-generating units (RGUs) (3), (5)         100,746          89,084             13.1%
    Data RGUs                                     60,756          52,777             15.1%
    Video RGUs                                    20,155          18,578              8.5%
    Voice RGUs                                    19,835          17,729             11.9%
    Average revenue per customer (5)               77.24           76.12              1.5%
Total marketable homes (5)                       189,852         184,223              3.1%
Total marketable homes penetration                  30.0%           26.9%            11.5%
Fiber marketable homes (6)                       108,656          96,181             13.0%
Fiber marketable homes penetration (4)              24.3%           22.9%             6.0%
Total churn                                          1.7%            1.5%            14.9%
Fiber churn                                          1.5%            1.4%             3.5%
Business access lines (5)                          2,791           2,406             16.0%
Business voice-grade equivalents (2), (5)        956,700         735,500             30.1%

WIRELESS
Total subscribers                                 50,809          52,393             -3.0%
    Contract subscribers                          50,367          50,389              0.0%
POPs (5)                                       3,642,131       3,532,000              3.1%
POPs covered (5)                               2,843,963       2,759,000              3.1%
Net contract additions                              -595             554           -207.4%
Net non-contract additions                          -164          -1,454             88.7%
Contract churn                                      3.49%           3.28%             6.4%
ARPU                                        $      49.71    $      49.51              0.4%


(1) The sum of Business access lines and fiber voice Revenue-generating units
(RGUs).

(2) Voice-grade equivalents (VGEs) are calculated by dividing the capacity of all circuits in use by 64 kilobits (bandwidth representing a voice access line), excluding Broadband Fiber Data RGUs. DSL VGEs are counted as two 64 kbps channels.

(3) RGUs are the sum of all primary digital video, telephony and high-speed data connections, excluding additional units, with the exception of DSL subscribers for which telephony units are included in Telecom Access Lines.

(4) Fiber marketable home penetration is calculated on residential marketable homes passed and residential Fiber subscribers. The total Fiber subscribers also includes 462 and 363 Small-Medium Enterprise customers in 2007 and 2006, respectively, which are not included in the penetration rate.

(5) The calculation of certain metrics have been revised over time to reflect current view of our business. Where necessary prior period metric calculations have been revised to conform with current practice.

(6) Fiber marketable homes includes MDU's of 2,158 and 1,756 for 2007 and 2006, respectively.